EXHIBIT 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts		Investor Relations Contact

Steve Nguyen Echelon Corporation +1-408-938-5272 qnguyen@echelon.com	Tina Wilmott McQUERTER +1-858-450-0030 x140 twilmott@mcquerter.com	Chris Stanfield Echelon Corporation +1-408-938-5243 cstanfield@echelon.com

Echelon Corporation Reports Third Quarter Earnings

SAN JOSE, CA—October 14th, 2003—Echelon Corporation (NASDAQ: ELON) today announced financial results for the third quarter ended September 30, 2003 of $0.11 earnings per share, exceeding company EPS guidance of $0.07 to $0.09.

For the quarter ended September 30, 2003, revenues were $30.7 million, compared to $33.4 million for the same period in 2002. GAAP net income for the quarter ended September 30, 2003 was $4.5 million, or $0.11 per share on a fully diluted basis, based on a weighted average of 41,305,000 common shares outstanding, compared to net income of $5.3 million, or $0.13 per share, based on a weighted average of 40,619,000 common shares outstanding for the third quarter of 2002. Excluding certain charges associated with acquisitions completed in prior periods, non-GAAP net income for the quarter was $5.8 million, or $0.14 per share, compared to non-GAAP net income of $5.4 million, or $0.13 per share for the same period in 2002. All non-GAAP information in this release is reconciled in the “Non-GAAP Consolidated Condensed Statements of Operations” table below. Gross margin for the quarter was 64.9%, compared with 51.0% for the same period in 2002 and total operating expenses were $14.5 million, compared to $12.2 million for the same period in 2002.

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“We are very pleased with the results of this quarter,” said M. Kenneth Oshman, Echelon’s chairman and chief executive officer. “We saw healthy activity in all regions of the world. Europe, which is historically slow in the third quarter due to summer holidays, performed quite well. While one quarter does not make a trend, we were pleased to see our performance in Asia recover from a very weak second quarter to be more in line with expected growth. In North America, we believe that the cumulative effect of a number of important design wins for our LONWORKS® platform in the building industry has started to yield results. In June, the City of Chicago released a request for proposal specifying LONMARK® certified devices for new and retrofit properties. In August the Army Corps of Engineers passed the last major hurdle to finalizing an open systems specification for all their construction projects that includes significant Echelon infrastructure content including our LNS® operating system. Subsequently TAC, one of our leading OEM customers, was accepted as an integrator and solutions provider for Corps projects. And finally, we received our GSA Federal Supply Schedule Contract, making it easier for government agencies to purchase products directly from Echelon. In our utility industry business, our deployment with the Italian utility Enel and our new pilot project with the Dutch grid operator Continuon remain on track. While we continue to see economic tightness around the world, we are excited about the activity we see in our OEM business and the opportunities that we are pursuing in the utility industry.”

For the nine-month period ended September 30, 2003, revenues were $94.6 million compared to revenues of $92.3 million for the same period one year ago. GAAP net income for the nine-month period ended September 30, 2003 was $2.4 million, or $0.06 per share on a fully diluted basis, based on a weighted average of 40,767,000 common shares outstanding, compared to net income of $13.1 million, or $0.32 per share, based on a weighted average of 40,769,000 common shares outstanding for the same period in 2002. For the same period, non-GAAP net income was $13.5 million, or $0.33 per share, compared to non-GAAP net income of $13.7 million, or $0.34 per share for the same period in 2002. Gross margin for the nine-month period was 56.1%, compared with 51.5% for the same period in 2002 and total operating expenses were $51.2 million, compared to $36.2 million for the same period in 2002.

Highlights from the third quarter may be found at http://www.echelon.com/about/press/. These include:

Echelon Corporation Reports 3rd Quarter 2003 Results	3 of 8

•	An announcement of an agreement with the Dutch Grid Operator Continuon for a pre-deployment trial of Echelon’s networked energy services (NES) intelligent metering system;

•	Continued growth within Echelon’s Open Systems Alliance program with the addition of Distech Controls as a Master Logo Partner;

•	The important commitment of Mori Building, Japan’s largest real estate developer and operator, to LONWORKS based open systems and Echelon’s open systems infrastructure products for many of their most important building projects, including the new Shanghai Financial Center, which will be the world’s tallest building when completed;

•	News that the United States Army Corps of Engineers is nearing finalization of a building specification that includes LONMARK certified products and Echelon’s LNS network operating system; and

•	Expanded worldwide training with a new training partnership with Italy’s ViaBus S.R.L.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 8:00 am Eastern Time. To access the conference call, dial 1-800-388-8975 (callers outside the US please use +1-973-694-2225) any time after 7:50 am ET. Echelon is hosting the earnings call at an earlier time to accommodate both market hours and the call hosts, who will be in Munich, Germany attending the LonWorld® 2003 Exhibition. The call will be available live today, and for playback on the Investor Relations section of Echelon’s web site (www.echelon.com) through October 21, 2003.

Use of Non-GAAP Financial Information

Echelon provides non-GAAP net income and non-GAAP net income per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Echelon believes that this presentation of non-GAAP net income and non-GAAP net income per share provides useful information relating to its financial condition and results of operations, which provides management and investors with a more complete understanding of Echelon’s past performance and certain additional financial and business trends. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Echelon Corporation Reports 3rd Quarter 2003 Results	4 of 8

About Echelon Corporation

Echelon Corporation is the creator of the LONWORKS platform, the world’s most widely used standard for connecting everyday devices such as appliances, thermostats, air conditioners, electric meters, and lighting systems to each other and to the Internet. Echelon’s hardware and software products enable manufacturers and integrators to create smart devices and systems that lower cost, increase convenience, improve service, and enhance productivity, quality, and safety. Thousands of companies have developed and installed LONWORKS products and more than 30 million LONWORKS enabled processors have been shipped for use in homes, buildings, factories, trains, and other systems worldwide.

Further information regarding Echelon can be found at http://www.echelon.com.

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Echelon, LONWORKS, LNS, LonWorld, LONMARK, and the Echelon logo are trademarks of Echelon Corporation registered in the United States and other countries. Other marks belong to their respective holders.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for products and services, risks that the R&D activities or subsequent product deployment activities with Enel are not successful, do not meet their target dates, or are terminated, or that the contemplated transactions are challenged by third parties, risks that our development projects with other parties are not successful, risks relating to the development and growth of markets for Echelon’s products and services and the ability of those products and services to meet customer and consumer expectations, and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Form 10-Q when filed with the Securities and Exchange Commission.

Echelon Corporation Reports 3rd Quarter 2003 Results	5 of 8

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$147,256	$134,489
Accounts receivable, net	18,848	22,930
Inventories	5,372	7,991
Other current assets	2,926	3,217

Total current assets	174,402	168,627
Property and equipment, net	18,491	16,677
Other long-term assets	21,510	22,188

	$214,403	$207,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,458	$5,993
Accrued liabilities	5,229	3,773
Current portion of deferred revenues	1,151	2,541

Total current liabilities	13,838	12,307

Deferred rent	397	167
Total stockholders’ equity	200,168	195,018

	$214,403	$207,492

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ECHELON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Product	$30,447	$33,073	$93,819	$91,159
Service	285	277	807	1,094

Total revenues	30,732	33,350	94,626	92,253

Cost of revenues:
Cost of product	10,179	15,630	39,621	42,576
Cost of service	597	699	1,939	2,150

Total cost of revenues	10,776	16,329	41,560	44,726

Gross profit	19,956	17,021	53,066	47,527

Operating expenses:
Product development	6,753	5,405	28,034	16,401
Sales and marketing	4,662	4,354	13,965	12,933
General and administrative	3,093	2,394	9,154	6,872

Total operating expenses	14,508	12,153	51,153	36,206

Income from operations	5,448	4,868	1,913	11,321

Interest and other income, net	537	922	1,820	2,933

Income before provision for income taxes	5,985	5,790	3,733	14,254
Income tax expense	1,496	463	1,316	1,140

Net income	$4,489	$5,327	$2,417	$13,114

Net income per share:
Basic	$0.11	$0.13	$0.06	$0.33
Diluted	$0.11	$0.13	$0.06	$0.32
Shares used in computing net income per share:
Basic	40,186	39,658	39,980	39,388
Diluted	41,305	40,619	40,767	40,769

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ECHELON CORPORATION

NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$30,732	$33,350	$94,626	$92,253
Cost of revenues	10,776	16,329	41,560	44,726

Gross profit	19,956	17,021	53,066	47,527

Operating Expenses:
Product development	6,414	5,314	17,450	15,748
Sales and marketing	4,662	4,354	13,965	12,933
General and administrative	3,093	2,394	8,824	6,872

Total operating expenses	14,169	12,062	40,239	35,553

Non-GAAP income from operations	5,787	4,959	12,827	11,974
Interest and other income, net	537	922	1,820	2,933

Non-GAAP income before taxes	6,324	5,881	14,647	14,907
Income tax expense	506	470	1,172	1,192

Non-GAAP net income	$5,818	$5,411	$13,475	$13,715

Non-GAAP net income per share:
Diluted	$0.14	$0.13	$0.33	$0.34
Shares used in computing net income per share:
Diluted	41,305	40,619	40,767	40,769

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net income	$4,489	$5,327	$2,417	$13,114
In-process research and development	—	—	9,808	400
Amortization of purchased intangible assets	339	91	776	253
Third party acquisition related costs	—	—	330	—

Total non-GAAP adjustments to earnings from operations	339	91	10,914	653
Income tax effect of reconciling items	990	(7)	144	(52)

Non-GAAP net income	$5,818	$5,411	$13,475	$13,715

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ECHELON CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Cash flows provided by (used in) operating activities:
Net income	$2,417	$13,114
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,921	2,893
In-process research and development	9,808	400
Provision for doubtful accounts	6	66
Deferred compensation expense	—	31
Change in operating assets and liabilities:
Accounts receivable	4,076	(3,028)
Inventories	2,619	308
Other current assets	291	3,702
Accounts payable	1,465	(409)
Accrued liabilities	1,456	913
Deferred revenues	(1,390)	207
Deferred rent	230	93

Net cash provided by operating activities	24,899	18,290

Cash flows used in investing activities:
Purchase of available-for-sale short-term investments	(122,994)	(57,850)
Proceeds from maturities and sales of available-for-sale short-term investments	109,800	49,536
Unrealized gains (losses) on securities	(328)	(104)
Purchase of assets of Metering Technology Corporation	(11,000)	—
Purchase of BeAtHome.com, Inc.	—	(5,811)
Purchase of restricted investments	(306)	(10,696)
Change in other long-term assets	1,053	380
Capital expenditures	(4,612)	(2,477)

Net cash used in investing activities	(28,387)	(27,022)

Cash flows provided by financing activities:
Proceeds from issuance of common stock.	2,635	2,782

Net cash provided by financing activities	2,635	2,782

Effect of exchange rates on cash:	426	405

Net decrease in cash and cash equivalents	(427)	(5,545)
Cash and cash equivalents:
Beginning of period	34,941	23,232

End of period	$34,514	$17,687